Exhibit 19.2
CAESARS ENTERTAINMENT INC.

Supplement to Securities Trading Policy (the “Policy”)
For “Blackout Insiders”

1.Purpose

Under the Policy, all “Blackout Insiders” are subject to limitations on transferability of Company Securities (for example, shares of the common stock of Caesars Entertainment, Inc., trading as CZR on the NASDAQ stock market (“NASDAQ”)) and must comply with the “Open Trading Window” and “Blackout Period” trading restrictions discussed in this Policy Supplement. Blackout Insiders may also only adopt (and, if permitted, modify or early terminate) a pre-arranged securities trading plan meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934 (a “Rule 10b5-1 trading plan”) during an Open Trading Window (as defined in Section 4(a) below), and only with the approval of the Office of the General Counsel and the Compensation Committee of the Board as described herein. This Policy Supplement sets forth trading restrictions and Rule 10b5-1 trading plan pre-clearance procedures to be followed.

Please note that these procedures are part of the Policy and are not to be interpreted as personal legal or financial advice.

2.Definitions

Each capitalized term used in this Policy Supplement without definition has the meaning given to it in the Policy. Please note in particular references to a Blackout Insider include that person’s Related Persons.

3.Compliance Contacts

All questions regarding the provisions of this Policy Supplement and the accompanying Policy should be directed to Ed Quatmann, General Counsel, at 775.348.3324 or equatmann@caesars.com. Ultimately, however, the responsibility for adhering to the Policy and this Policy Supplement and avoiding unlawful transactions, whether by you or any of your Related Persons, rests with you. You should use your best judgment and consult your personal legal and financial advisors as needed. Please see Section 1.2 of the Policy for a discussion of the potential consequences of violations of the insider trading laws, the Policy or this Policy Supplement.

4.Blackout Periods

(a)When are the Open Trading Window Periods?

Subject to the provisions of Section 6, unless otherwise indicated by the Company’s Board of Directors, Chief Executive Officer, and/or the Office of the General Counsel, trading windows for Blackout Insiders will open at the opening of trading on the NASDAQ on the first trading day after two full trading days have elapsed following the time we publicly release our quarterly or annual financial results (the “Window Opening Date”), and end at the close of trading on the 17th day (or prior trading day if the 17th is not a trading day) of the last month of each fiscal quarter. For example, if we were to publicly release our quarterly results before the opening of trading on NASDAQ on a Tuesday, and there were no federal holidays in between, the Window Opening Date of the next Open Trading Window would be Thursday.
As a result, subject to the provisions of Section 6, Blackout Insiders will have four Open Trading Window Periods each year in which to engage in transactions in Company Securities. These windows will be the only time periods in which Blackout Insiders may trade in Company Securities; however, there are two very important exceptions:
•even during an Open Trading Window Period, you are prohibited from trading, both directly and indirectly through any other person or entity, including but not limited to any Related Person, friend or acquaintance, if you are aware of material, non-public information.

•the Board of Directors, the Chief Executive Officer and/or the Office of the General Counsel may determine not to open, or may terminate, an Open Trading Window at any time by notice to Company personnel if the particular facts and circumstances warrant such action.

A period during which Blackout Insiders are permitted to trade is referred to as an “Open Trading Window Period.” Any period that is not in an Open Trading Window Period is a “Blackout Period.”

(b)What are the Other Restrictions on Transactions Applicable to Blackout Insiders?

Gifts of Company Securities to Related Persons may be made at any time. The Related Person may, however, only transfer the Company Securities received as a gift during an Open Trading Window Period when the Related Person is not aware of any material, non-public information relating to the Caesars Companies. Gifts to recipients who are not Related Persons may only be made during an Open Trading Window Period and when the donor is not aware of material, non-public information relating to the Caesars Companies.
(c)May I request a hardship exception?

No. Transactions that you may consider necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure, to satisfy margin requirements or “margin calls” in a securities account or to satisfy obligations subject to a pledge of Company Securities as collateral) are NOT excepted from this Policy. The federal securities laws do not recognize such mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve both your and the Company’s reputation for adhering to the highest standards of business conduct.
5.Application of Policy to Exercise of Options

Blackout Insiders may exercise options awarded to them under a stock incentive plan at any time permitted under the applicable incentive plan if they pay the exercise price in cash to the extent exercisable for cash (and subject to other obligations of applicable law and plan documents which, among other things, impose certain tax withholding obligations). During a Blackout Period, subject to Section 6(a) below, Blackout Insiders may not, however, sell Company Securities to raise the funds necessary to pay the exercise price of stock options. In addition, during a Blackout Period, subject to Section 6(a) below, Blackout Insiders may not exercise stock appreciation rights (SARs).
6.Rule 10b5-1 Trading Plans

(a)Exception from Blackout Periods for Transactions Under Rule 10b5-1 Trading Plans

Transactions in Company Securities that are affected under a valid Rule 10b5-1 trading plan are not subject to the prohibition on trading on the basis of material, non-public information or to Blackout Periods.

The Company reserves the right to not permit any Rule 10b5-1 trading plans or to place limitations on the use of such plans. If such plans are permitted by the Company, the plan must also be approved by the Company. To be considered valid under Rule 10b5-1, the plan must be approved as described in Section 6(b) below. Moreover, the plan must be established in good faith, and only at a time when the individual who wishes to use the plan is not aware of material, non-public information regarding the Caesars Companies. The plan must be in writing, and must specify the amount, pricing and timing of the transactions in advance. Once a Rule 10b5-1 trading plan is adopted, the person who adopted the plan must not exercise any influence over the amount of securities to be traded, the price at which they are traded or the date of any given trade. Any modification or early termination of a Rule 10b5-1 trading plan before the termination date specified in the plan at the time of adoption could call into question whether that person had acted with the requisite good faith and/or had improperly exercised influence over the plan’s subsequent administration.

(b)Restriction on Creation, Modification or Early Termination of Rule 10b5-1 Trading Plans

Blackout Insiders (and Pre-Clearance Insiders) may only create (and if permitted, modify or early terminate) a Rule 10b5-1 trading plan during an Open Window Trading Period, and only with prior approval as described in the next paragraph.

To obtain approval, please contact the Office of the General Counsel as early as possible in the process. The Office of the General Counsel will promptly provide a preliminary approval or disapproval of the planned Rule 10b5-1 trading plan action. If preliminary approval is provided, the matter will be referred to the Compensation Committee of the Board for consideration at its next scheduled meeting. The Compensation Committee will then provide a final approval or disapproval in its sole discretion.

7.Additional Restrictions Applicable to Transactions Involving Convertible or Exchangeable Securities

This Policy Supplement prohibits the conversion of any convertible or exchangeable Company Securities by Blackout Insiders during a Blackout Period, unless:

(a)the conversion or exchange and sale of Company Securities received upon conversion or exchange occurs pursuant to a properly pre-cleared Rule 10b5-1 trading plan; or

(b)the Blackout Insider pre-clears the transaction, and represents to the Office of the General Counsel in writing:

i.that all Company Securities acquired upon such conversion or exchange will be held until at least the commencement of the next Open Trading Window Period, and

ii.that a request to the Office of the General Counsel will be submitted at the time of any proposed sale of such Company Securities in accordance with this Policy Supplement.

8.Certification

All persons covered by this Policy Supplement have an obligation to read it carefully and understand its provisions. Further, all persons covered by this Policy Supplement must certify compliance upon request of the Company.

CAESARS ENTERTAINMENT, INC.
Supplement to Securities Trading Policy For “Blackout Insiders”

The undersigned hereby acknowledges that he/she has read and understands, and agrees to comply with, the Company’s Securities Trading Policy and the Supplement thereto applicable to “Blackout Insiders.”

Signature:

Name Printed:

Date: